August 21, 2001


Ms. Jeanne Zachary
Online Processing, Inc.
2027 Enchanted Lane
Lancaster, Texas 75146


RE:      Online Processing, Inc.
         Form SB-1

Dear Ms. Zachary:

This letter shall serve to evidence my consent to being named in the prospectus for the referenced Corporation's captioned registration statement as the certified public accountant for the Corporation in connection with the offering described herein. This letter shall also serve as my consent to the inclusion of my opinion dated August 21, 2001 on the financial statements of the Corporation as of July 31, 2001, And for the period December 4, 2000 (date of inception), to July 31, 2001, as a part of that registration statement and to my being named in the 'Experts' section of the registration statement as an expert in accounting and auditing.

Please advise if I may be of any further service in this respect.

                                                     Sincerely,

                                                /s/  John S. Osborn
                                                -------------------
                                                     John S. Osborn


JSO/dcj